Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Rise Companies Corporation of our report dated April 30, 2018, relating to our audit of the consolidated financial statements of Rise Companies Corporation as of and for the year ending December 31, 2017.

/s/ RSM US LLP

McLean, Virginia

April 30, 2018